UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KENNEDY-WILSON HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KENNEDY-WILSON HOLDINGS, INC.

9701 Wilshire Boulevard, Suite 700

Beverly Hills, California 90212

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 23, 2011

TO THE STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC.:

The Annual Meeting of the Stockholders of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), will be held on June 23, 2011, at 9:00 a.m. Pacific Time (the “Annual Meeting”), at the Montage Beverly Hills, 225 North Canon Drive, Beverly Hills, California for the following purposes:

1.	To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified;

2.	To approve, in an advisory vote, the compensation of the Company’s named executive officers;

3.	To recommend, in an advisory vote, whether an advisory vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years;

4.	To approve the issuance of shares of Common Stock upon conversion of Series B Preferred Stock in accordance with applicable New York Stock Exchange Rules;

5.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2011 fiscal year; and

6.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record of the Company’s Common Stock at the close of business on April 25, 2011 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

To obtain directions to attend the Annual Meeting and vote in person, please contact Christina Cha at (310) 887-6294.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 23, 2011.

Full copies of the proxy statement, the proxy card and the annual report are available on the Internet at www.kennedywilson.com/investor-relations. Stockholders will receive a full set of these materials through the mail from us or from their brokers.

By Order of the Board of Directors,

/s/ William McMorrow
William McMorrow Chairman of the Board and Chief Executive Officer

Dated: April 29, 2011

KENNEDY-WILSON HOLDINGS, INC.

9701 Wilshire Boulevard, Suite 700

Beverly Hills, California 90212

PROXY STATEMENT

for

Annual Meeting of Stockholders

to be held on June 23, 2011

INTRODUCTION

Your proxy is solicited by the Board of Directors of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), for use at the Annual Meeting of Stockholders to be held on June 23, 2011, at 9:00 a.m. Pacific Time (the “Annual Meeting”), at the Montage Beverly Hills, 225 North Canon Drive, Beverly Hills, California for the following purposes:

1.	To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified;

2.	To approve, in an advisory vote, the compensation of the Company’s named executive officers;

3.	To recommend, in an advisory vote, whether an advisory vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years;

4.	To approve the issuance of shares of Common Stock upon conversion of Series B Preferred Stock in accordance with applicable New York Stock Exchange Rules;

5.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2011 fiscal year; and

6.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors set April 25, 2011, as the record date (the “Record Date”) to determine those holders of Common Stock who are entitled to notice of, and to vote at, the Annual Meeting. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212 during the 10-day period preceding the Annual Meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly, or follow the instructions contained in this proxy statement. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. If you received this proxy statement in the mail, a return envelope is enclosed for your convenience.

First sent to stockholders on or about May 6, 2011

GENERAL INFORMATION ABOUT VOTING

Who can vote?

You can vote your shares of Common Stock if our records show that you owned the shares on the Record Date. As of the close of business on the Record Date, a total of 40,180,056 shares of Common Stock are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on matters presented at the Annual Meeting.

How do I vote by proxy?

You may vote by proxy by simply completing, signing and returning your proxy card. If you hold your shares in street name, you may also vote by proxy over the Internet or by telephone.

If I am a stockholder of record, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. Stockholders of record may also vote via the Internet as set forth on the proxy card. Stockholders of record may not vote by telephone.

If you do not wish to vote in person or via the Internet, you may vote by proxy. You may vote by proxy using the enclosed proxy card. Please complete, sign and date your proxy card and return it promptly in the envelope provided.

If I hold my shares in street name, how do I cast my vote?

Many of our stockholders who hold their shares in street name through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions forwarded by their nominee.

You also may vote your shares at the Annual Meeting if you attend in person. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your nominee.

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change or revoke my vote after I return my proxy card?

Yes. You can revoke your proxy at any time before it is exercised at the Annual Meeting in any of three ways:

•	by submitting written notice revoking your proxy card to the Secretary of the Company;

•	by submitting another proxy that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the Annual Meeting.

Can I vote in person at the Annual Meeting rather than by completing the proxy card?

Although we encourage you to vote by proxy to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.

How are votes counted?

We will hold the Annual Meeting if holders representing a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting either submit a proxy or attend the meeting. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

The election of directors under Proposal 1 will be by the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting.

Proposal 2 will be approved upon the vote of a majority of shares present in person or represented by proxy at the meeting. An abstention with respect to Proposal 2 will have the effect of a vote “AGAINST” such proposal. Broker non-votes will have no effect. Unless otherwise stated, the enclosed proxy will be voted in accordance with the instructions thereon.

The frequency of an advisory vote to approve the compensation of the Company’s named executive officers under Proposal 3 will be determined by the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting.

Proposal 4 will be approved upon the affirmative vote of a majority of shares cast at the meeting (provided that the total votes cast on the proposal represent 50% of the outstanding shares of our Common Stock entitled to vote on the proposal). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Proposal 5 will be approved upon the vote of a majority of shares present in person or represented by proxy at the meeting. An abstention with respect to Proposal 5 will have the effect of a vote “AGAINST” such proposal. Broker non-votes will have no effect. Unless otherwise stated, the enclosed proxy will be voted in accordance with the instructions thereon.

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Brokers holding shares of the Common Stock in street name who do not receive instructions from the beneficial owners of those shares are entitled to vote on “routine” proposals.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, by fax, by email, or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to stockholders.

What am I voting on?

Proposal No. 1: To elect two (2) directors to the Board of Directors of the Company to serve for a three year term and until their successors are duly elected and qualified.

Proposal No. 2: To approve, in an advisory vote, the compensation of the Company’s named executive officers.

Proposal No. 3: To recommend, in an advisory vote, whether an advisory vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.

Proposal No. 4: To approve the issuance of shares of Common Stock upon conversion of Series B Preferred Stock in accordance with applicable New York Stock Exchange Rules.

Proposal No. 5: To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2011 fiscal year.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof, are stockholders of record at the close of business on the Record Date. Persons who are not stockholders of record on the Record Date will not be allowed to vote at the Annual Meeting. At the close of business on the Record Date there were 40,180,056 shares of Common Stock issued and outstanding. We have issued no other voting securities as of the Record Date. Each share of Common Stock entitles the holder thereof to one (1) vote on each matter to be voted upon at the Annual Meeting. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report or this proxy statement, please notify the Company by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. The Company’s telephone number is (310) 887-6400. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify the Company in writing or orally at the above provided address or telephone number and request that the Company deliver a single copy of these materials.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of Common Stock as of April 15, 2011 by (i) each person known to us to own beneficially more than 5% of our Common Stock; (ii) each of our directors and director nominees and each of our named executive officers; and (iii) all named executive officers and directors as a group. Unless otherwise indicated: (a) the business address for all of the named executive officers, director nominees and directors named below is c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212 and (b) each beneficial owner has sole voting and dispositive power with respect to all of the reported shares of Common Stock beneficially owned by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock(1)
5% Stockholders:
Fairfax Financial Holdings Limited and affiliates(2)	11,100,074		21.6%
Royce & Associates, LLC(3)	5,819,628		14.5%
Elkhorn Partners Limited Partnership(4)	3,655,400		9.1%
Flat Ridge Investments LLC(5)	3,532,127	(6)	8.2%
Pine River Capital Management(7)	2,542,927		6.3%
Named Executive Officers, Directors and Director Nominees:
William J. McMorrow	13,305,079	(8)	33.1%
Freeman A. Lyle	627,792		1.6%
Mary Ricks	984,935		2.5%
Robert E. Hart	129,783		*
Barry S. Schlesinger	167,959		*
David A. Minella(9)	3,532,127		8.2%
Kent Mouton	58,542		*
Jerry R. Solomon	50,337		*
Norman Creighton	230,574		*
Cathy Hendrickson	3,094		*
Stanley R. Zax	25,000		*
All named executive officers and directors as a group	19,115,222		44.6%

*	Less than 1%
(1)	Amount and applicable percentage of ownership is based on 40,180,056 shares of the Company’s Common Stock outstanding on April 15, 2011.
(2)

The beneficial owners held 0 shares of Common Stock and an aggregate of 100,000 shares of Series A Preferred Stock and 32,550 shares of Series B Preferred Stock convertible into a total of 11,100,074 shares of Common Stock. The Series A and Series B Preferred Stock currently do not provide for any voting or management rights. Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited and 810679 Ontario Limited are deemed to share voting and dispositive power with respect to 11,100,074 shares of Common Stock based upon the conversion of 100,000 shares of Series A Preferred Stock and 32,550 shares of Series B Preferred Stock. Odyssey America Reinsurance Corporation is deemed to share voting and dispositive power with respect to 6,555,503 shares of Common Stock based upon the conversion of 55,200 shares of Series A Preferred Stock and 22,550 shares of Series B Preferred Stock. The address of Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited and 810679 Ontario Limited is 95 Wellington Street West, Suite 800, Toronto,

Ontario M5J 2N7, Canada. The address of Sixty Two Investment Company Limited is 1600 Cathedral Place, 925 West Georgia St, Vancouver, British Columbia V6C 3L3, Canada. The address of Odyssey America Reinsurance Corporation is 300 First Stamford Place, Stamford, CT 06902.

(3)	The address of the holder is 745 Fifth Avenue, New York, NY 10151.
(4)	The address of the holder is 2222 Skyline Drive, Elkhorn, Nebraska 68022. The sole general partner of the holder is Parsow Management LLC (the “General Partner”). Alan S. Parsow is the sole manager of the General Partner.
(5)	David A. Minella is the Managing Member of Flat Ridge Investments LLC and may be deemed to beneficially own the same number of shares of Common Stock reported by Flat Ridge Investments LLC. Mr. Minella disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. Mr. Minella and Flat Ridge Investments LLC have shared voting and dispositive power with respect to all of the reported shares of Common Stock. The business address of Mr. Minella and Flat Ridge Investments LLC is 814 Hollow Tree Ridge Road, Darien, Connecticut 06820.
(6)	Includes 2,710,741 sponsor warrants beneficially owned by Flat Ridge Investments LLC.
(7)	Brian Taylor and Pine River Capital Management L.P. share voting and dispositive power with respect to 2,542,927 shares. The address for each of them is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305. Brian Taylor, Pine River Capital Management L.P. and Nisswa Acquisition Master Fund Ltd. share voting and dispositive power with respect to 2,110,227 shares. The exercise of the Company’s warrants held by these persons is subject to certain limitations as per an agreement between the Company and such persons. As per the agreement, these persons may not exercise the Company’s warrants, if, taking into account any of the Company’s Common Stock held by such person, and after giving effect to the proposed warrant exercise, such person will beneficially own or constructively own shares in excess of 9.9 percent of the outstanding Common Stock of the Company. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on February 9, 2011.
(8)	Includes 90,851 shares of Common Stock beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife, and 52,821 shares of Common Stock beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son.
(9)	David A. Minella is the Managing Member of Flat Ridge Investments LLC and may be deemed to beneficially own the 3,532,127 shares of Common Stock beneficially owned by Flat Ridge Investments LLC as of the record date, comprised of 821,386 shares of Common Stock beneficially owned by Flat Ridge Investments LLC after taking into account the forfeiture and cancellation of the founders shares in connection with our merger with Kennedy-Wilson, Inc. on November 13, 2009, and the 2,710,741 sponsor warrants beneficially owned by Flat Ridge Investments LLC. Mr. Minella disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 regarding shares outstanding and available for issuance under our 2009 Equity Participation Plan:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	—	$—	3,619
Equity compensation plans not approved by security holders	—	—	—

Totals	—	$—	3,619

PROPOSAL 1

ELECTION OF DIRECTORS

The Company has a classified Board of Directors which is divided into three classes, with each class elected for a term of three years. Each proposed class of the Board of Directors is set forth below:

•	Jerry Solomon and David A. Minella in the class to stand for election in 2011;

•	William J. McMorrow, Kent Mouton and Norman Creighton in the class to stand for election in 2012; and

•	Cathy Hendrickson and Stanley R. Zax in the class to stand for election in 2013.

At this year’s Annual Meeting, two directors are to be elected. The nominees for election at the Annual Meeting are Jerry Solomon and David A. Minella, who were nominated by our Board of Directors. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting in the year 2014, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is the name, age (as of April 15, 2011) and title of each director, director nominee and executive officer of the Company followed by a summary of each director’s, director nominee’s and executive’s background and principal occupations. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” refer to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.

Name	Age	Position
William J. McMorrow	64	Chairman and Chief Executive Officer
Freeman A. Lyle	57	Executive Vice President and Chief Financial Officer
Mary Ricks	46	Vice Chairman of Kennedy-Wilson, Inc. and CEO, KW Commercial Investment Group
Robert E. Hart	53	President, KW Multi-Family Management Group
Barry S. Schlesinger	70	Chief Administrative Officer
David A. Minella(1)	58	Director
Kent Mouton	57	Director
Jerry R. Solomon	58	Director
Norman Creighton(1)	75	Director
Cathy Hendrickson(1)	64	Director
Stanley R. Zax	73	Director

(1)	Serves on the Audit Committee, Nominations Committee and Compensation Committee.

William J. McMorrow—Chairman and Chief Executive Officer. Mr. McMorrow joined the Company in 1988 and has been Chairman and Chief Executive Officer of the Company since 1998. Mr. McMorrow is the architect of the Company’s expansion into real estate brokerage, property management and investment services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining the Company, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. He received a B.S. in Business and an M.B.A. from the

University of Southern California. Mr. McMorrow is on the Executive Board of the USC Lusk Center for Real Estate and is involved in numerous charities in Southern California, including Chrysalis, the Rape Treatment Center, the Village School and Loyola High School. Mr. McMorrow was selected to serve as a member of our Board of Directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in banking and real estate.

Freeman A. Lyle—Executive Vice President and Chief Financial Officer. Mr. Lyle joined the Company in 1996 and has been Executive Vice President and Chief Financial Officer of the Company since then. Mr. Lyle is responsible for all aspects of finance and administration for the Company, including SEC and NYSE compliance, strategic planning, capital formation, financial reporting, risk management, investor relations, information technology and taxes. He is also a member of the Company’s Investment Committee, which reviews and approves all investments made by the Company. Prior to joining the Company, he was a Vice President and Controller for R&B Realty Group, which owns the Oakwood International brand of extended stay apartments. Prior to R&B Realty, Mr. Lyle was with Ernst & Young LLP, one of the “Big 4” accounting firms. He earned a B.S. in Business Administration from the California State University at Northridge, and an M.B.A. degree from the University of Southern California. He became a Certified Public Accountant in 1979.

Mary Ricks—Vice Chairman of Kennedy-Wilson, Inc. and CEO, KW Commercial Investment Group. Ms. Ricks joined the Company in 1990, is Vice Chairman of Kennedy-Wilson, Inc. and has been has been Chief Executive Officer of KW Commercial Investment Group since 2008. Ms. Ricks is responsible for the Company’s acquisitions and dispositions of commercial assets as well as oversight of the Company’s activities in Japan. Prior to joining the Company, Ms. Ricks was a commercial broker at Hanes Company. She has been named by the L.A. Business Journal as one of the top women in commercial real estate and was featured on the covers of Forum Magazine and Real Estate California recognizing women at the top of the field. She received a B.A. in Sociology from the University of California, Los Angeles, where she was an All-American athlete. Ms. Ricks is a founding board member of the Richard S. Ziman Center for Real Estate at UCLA.

Robert E. Hart—President, KW Multi-Family Management Group. Mr. Hart has been President of KW Multi-Family Management Group since 2006. He joined the Company in 2000. Mr. Hart is responsible for the oversight of acquisitions, asset management and dispositions of multifamily assets in the U.S. and Japan. Prior to joining the Company, Mr. Hart served as a Senior Vice President of Portfolio Management for Heitman Capital Management as well as Director of Real Estate Marketing for Executive Life Insurance Company Enhancement Trusts. He received a B.S. in Civil Engineering from Worcester Polytechnic Institute and an M.B.A. from the University of California, Los Angeles’ Anderson School of Management. Mr. Hart is Chair of the board of directors of Chrysalis and an Associate of the Richard S. Ziman Center for Real Estate at UCLA. He is a member of the Real Estate Investment Advisory Council, the Urban Land Institute and the California Lexington Group. He is a former President of the UCLA Anderson School of Management Alumni Association and a former member of both the Board of the UCLA Alumni Association and the Anderson School Board of Visitors.

Barry S. Schlesinger—Chief Administrative Officer. Mr. Schlesinger is responsible for the Company’s administrative operating functions, including finance and accounting, SEC and NYSE compliance and fund activity. Mr. Schlesinger is also a member of the Company’s Investment Committee, which reviews and approves all investments made by the Company. Mr. Schlesinger was formerly CEO of the Company’s Investment Management Group, which he founded in 2000. The Investment Management Group has sponsored and manages six real estate investment funds, the investors of which include pension funds, foundations, insurance companies and institutional investors. Prior to this position, he was CEO of KW Properties Group, which provides national real estate management, leasing, engineering, construction and technical services. Before joining the Company, Mr. Schlesinger was associated with Heitman Financial Ltd. as a director, member of the Investment Committee and chairman and CEO of Heitman Properties Ltd. During this period, Mr. Schlesinger was involved in the acquisition, management, leasing, construction management and engineering of approximately 200 million square feet of office, industrial, retail and multifamily properties valued at more than $12 billion. Mr. Schlesinger also previously worked with Tishman Realty and Construction and was involved with the development of the ten million square foot World Trade Center, the 100-story John Hancock Building and many other major developments throughout North America. With the rank of Captain, Mr. Schlesinger served in the U.S. military, commanding a Combat Engineering Company. He is a graduate of the New York University College of Engineering and the U.S. Army Engineering School (Civil and Nuclear).

David A. Minella—Director. Mr. Minella is currently the CEO of Aligned Asset Managers LLC, a financial services holding company investing in and developing joint venture arrangements in the asset management industry. Mr. Minella served as Prospect Acquisition Corp.’s Chairman and Chief Executive Officer from its inception in July 2007 through November 2009 and has served as a director of the Company since November 2009. Mr. Minella has been the managing member of Minella Capital Management LLC, a financial services advisory firm, since December 2006 and the managing member of Flat Ridge Investments LLC, a private investment vehicle, since July 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and a director of Value Asset Management LLC, or VAM, a strategic investment management holding company. At VAM, Mr. Minella was responsible for its overall business strategy, acquisitions and financial results. Under Mr. Minella’s leadership, VAM acquired a controlling interest in five separate investment management firms: Dalton Hartman Greiner and Maher, New York, NY; Harris Bretall Sullivan and Smith, San Francisco, CA; Hillview Capital Advisors, LLC, New York, NY; Grosvenor Capital Management LP, Chicago, IL; and MDT Advisers LLC, Cambridge, MA. All of the original acquisitions have been sold. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, or LGT, a wealth and asset management firm, where he was responsible for the overall business strategy and financial results. During Mr. Minella’s tenure as LGT’s Chief Executive Officer, he also led LGT’s acquisition of Chancellor Capital Management, a large United States equity investment firm. Mr. Minella originally joined the LGT group in 1987 as the head of its United States subsidiaries, GT Capital Management and GT Global. Mr. Minella established its United States mutual fund business through the broker-dealer community, reestablished LGT’s institutional separate account capabilities, and developed the firm’s global equity sector expertise. Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella holds a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of our Board of Directors because of his significant financial industry experience, particularly relating to investment strategies and asset management.

Kent Mouton—Director. Mr. Mouton has served as a director of the Company since 1995. Mr. Mouton is a partner with the law firm Kulik, Gottesman, Mouton & Siegel LLP, where he specializes in real estate law, primarily in the areas of real estate lending and finance, joint ventures, land use, acquisitions and dispositions, leasing, development and construction, common interest subdivisions (condominiums and planned unit developments) and real estate brokerage. He has been an Adjunct Professor of real estate law at the UCLA Extension since 1979, and teaches various real estate related UCLA Extension courses. Mr. Mouton has been honored by his peers by being designated a Southern California Real Estate “Super Lawyer” in 2005, 2006, 2007, 2008, 2009, 2010 and 2011. Mr. Mouton is a former member of the Board of Governors of the Century City Bar Association and formerly was a Co-Chairperson of the Century City Bar Association Real Estate Law Section. Mr. Mouton graduated from the University of California, Los Angeles in 1975 with a Bachelor of Arts degree in Economics (Dean’s List, Summa Cum Laude, Phi Beta Kappa) and received his law degree in 1978 from the University of California, Los Angeles. Mr. Mouton was selected to serve as a member of our Board of Directors because of his experience and knowledge relating to the legal and financial aspects of real estate investment and his significant experience in public and private company advisory and governance activities.

Jerry R. Solomon—Director. Mr. Solomon has served as a director of the Company since 2001. Mr. Solomon received both his B.S. Degree in accounting (1973) and an M.B.A. (1974) from UC Berkeley. Throughout college and following graduation, he worked in the tax department of JK Lasser & Company that later became Touche Ross & Company. After leaving JK Lasser, Mr. Solomon joined a large local CPA firm where he became the partner in charge of the comprehensive business services department as well as the administrative partner in charge of 7 partners and 80 staff. In 1988 he formed Solomon & Company CPA’s Inc. that later merged with Harold G. Winnett and the firm was renamed Solomon, Winnett & Rosenfield Certified Public Accountants, Inc. Mr. Solomon’s practice areas of expertise include both real estate industry and service industries. He consults frequently with high net worth individuals and families in tax and transactional planning. Mr. Solomon currently sits on several boards of directors and on the boards of several philanthropic organizations. Mr. Solomon was selected to serve as a member of our Board of Directors because of his significant experience in the public accounting profession, particularly in the real estate and services industries, and with public and private company advisory and governance activities.

Norman Creighton—Director. Mr. Creighton has served as a director of the Company since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as President and Chief Executive Officer from 1983 to 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 to 1974. From 1958 to 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tuscon Headquarters. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of our Board of Directors because of his extensive experience and knowledge of business, accounting and the banking industry.

Cathy Hendrickson—Director. Ms. Hendrickson has served as a director of the Company since 2004. Ms. Hendrickson has forty one years experience in banking which includes eight years with Union Bank in Los Angeles in Economic Research/Corporate Planning, Leveraged Leasing, Credit, and the National Division, three years at Philadelphia based Fidelity Bank’s Los Angeles Loan Production Office, one year in Crocker Bank’s Southern California Corporate Banking Division, two years as Manager of Imperial Bank’s Headquarters Office located at the Los Angeles International Airport, ten years as Regional Vice President of Metrobank’s South Bay Headquarters Office in Torrance, and two years as President of Palos Verdes National Bank. Since May 1993, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank (formerly Peninsula National Bank). Ms. Hendrickson also serves as President and Chief Executive Officer of Peninsula Banking Group, Inc. and on the boards of Bay Cities National Bank, Peninsula Banking Group, Inc. and Community First Financial Group, Inc. Ms. Hendrickson was selected to serve as a member of our Board of Directors because of her extensive experience as a high level executive in the banking and financial industries.

Stanley R. Zax—Director. Mr. Zax has served as a director of the Company since 2010. Mr. Zax has been Chairman of Zenith National Insurance Corporation, a subsidiary of Fairfax Financial Holdings Limited, since 1977 and has been its Chief Executive Officer and President since 1978. Mr. Zax serves as Chief Executive Officer and Chairman of the Board of Zenith Insurance Company, a subsidiary of Zenith National Insurance Corp. Mr. Zax served as President of Zenith Insurance Company from 1978 to 2005 and also served as President of CalFarm Insurance Company. He started his career in 1961 as an associate and later a partner with the Chicago law firm, Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. He served as Chairman of the Board of CalFarm Life Insurance Company for more than five years prior to December 1995 and of CalFarm Insurance Company for more than five years prior to January 1995. He has been a Director of Zenith National Insurance Corp. since July 1977. He serves as a Director of Prostate Cancer Foundation, Director of First Century Bank, Los Angeles from January 2011, Trustee of the Center for the Study of the Presidency and Congress, Washington D.C. from 1999 and Director of Ford Theatre, Washington D.C. from March 2007. He served as a Director of Wynn Las Vegas, LLC. He served as a Director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, LLC from October 2002 to May 8, 2007. He served as a Director of Sequa Corp. from March 2007 to May 2007. He served as a Non-Executive Director of Advent Capital (Holdings) Plc from 1999 to November 10, 2005. Mr. Zax earned a JD in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor. Mr. Zax was selected to serve as a member of our Board of Directors because of his extensive experience relating to the management and operations of public companies.

DIRECTOR INDEPENDENCE

Effective March 19, 2010, our Common Stock became listed on the New York Stock Exchange (“NYSE”). A majority of the members of our Board of Directors must be independent under Section 303A.01 of the listing standards of the NYSE. Section 303A.02 of the NYSE listing standards provide that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company. Our Board of Directors has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in our Corporate Governance Guidelines and can be found our website at www.kennedywilson.com and can be made available in print free of charge to any stockholder who requests it.

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•

No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•

No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•

No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•

No director can be independent if he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these independence standards and all of the relevant facts and circumstances, our Board of Directors determined that none of the following directors had any material relationship with the Company and, thus, are independent under Section 303A.02 of the listing standards of NYSE: Norman Creighton, Cathy Hendrickson, David Minella and Stanley R. Zax. In accordance with NYSE rules, a majority of our Board of Directors is independent.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, safety, employment, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.

The Board of Directors is structured, in part, to optimize its risk oversight capabilities, including by combining the positions of Chief Executive Officer and Chairman and delegating certain risk oversight functions to its committees. Although the Board of Directors does not have a formal policy with respect to its leadership structure, the Company believes that currently combining the positions of Chief Executive Officer and Chairman serves as an effective link between management’s role of identifying, assessing and managing risks and the Board of Directors’ role of risk oversight. Mr. McMorrow possesses in-depth knowledge of the issues, opportunities and challenges we face, and is thus best positioned to develop agendas and highlight issues that ensure that the Board of Directors’ time and attention are focused on the most critical matters. In addition, the Board of Directors has determined that this leadership structure is optimal because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership, as well as clear accountability. Having one person serve as Chairman and Chief Executive Officer also enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, and business partners, particularly during times of turbulent economic and industry conditions. Although we believe that the combination of the Chairman and Chief Executive Officer roles is appropriate under current circumstances, we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances, separation of these offices would serve our best interests and the best interests of our stockholders. We do not currently have a lead independent director.

To efficiently oversee the Company’s risks, the committees of the Board of Directors are delegated with oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors. The Compensation Committee oversees risks related to the Company’s executive compensation policies and practices.

MEETINGS OF THE BOARD OF DIRECTORS

In 2010, the Board of Directors held ten meetings and no director attended less than 75% of the aggregate number of meetings of the Board of Directors and any committee of which the director was a member. We do not have a policy with regard to directors’ attendance at annual meetings of stockholders.

BOARD COMMITTEES

Our Board of Directors has a Compensation Committee, a Nominating Committee and an Audit Committee.

Compensation Committee

The members of the Compensation Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. The Compensation Committee met four times during 2010. Each of the current members of the Compensation Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Compensation Committee operates under a written charter. The Compensation Committee charter can be found on our website at www.kennedywilson.com and can be made available in print free of charge to any stockholder who requests it.

The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviews and approves the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate responsibilities to subcommittees. The Compensation Committee also reviews and recommends to the full Board of Directors compensation of directors. The Compensation Committee administers our 2009 Equity Participation Plan.

Nominating Committee

The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of our Board of Directors relating to the appropriate size, functioning and needs of our Board of Directors, including, but not limited to, recruitment and retention of high quality board members and the composition and structure of committees of the Board of Directors. The Nominating Committee did not meet during 2010.

The members of the Nominating Committee are Cathy Hendrickson (chairman), Norman Creighton and David Minella. Each of the above-listed Nominating Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.

The Nominating Committee operates under a written charter. The Nominating Committee charter can be found on our website at www.kennedywilson.com and can be made available in print free of charge to any stockholder who requests it.

The Nominating Committee will consider director candidates recommended by security holders based upon the policies set forth in the Nominating Committee charter. Stockholders who wish to recommend to the Nominating Committee a candidate for election should send a letter to Kennedy-Wilson Holdings, Inc., 9701 Wilshire Blvd., Suite 700, Beverly Hills, CA 90212, ATTN: Nominating Committee. The letter must set forth certain biographical information regarding the nominees as specified in the Nominating Committee charter. Recommendations by security holders must be received no later than thirty (30) days after the end of the Company’s fiscal year.

Candidates will be reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate upon an assessment of certain criteria as set forth in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee does not have a formal procedure for identifying or evaluating director nominees except as set forth in the Nominating Committee charter. A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.

Audit Committee

The Audit Committee operates under a written charter. The Audit Committee charter can be found on our website at www.kennedywilson.com and can be made available in print free of charge to any stockholder who requests it.

The Audit Committee charter states that the responsibilities of the Audit Committee shall include, among other things, to assist the Board of Directors in monitoring (i) the integrity of the annual, quarterly and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee also reviews and approves all related-party transactions and prepares the report required by the rules of the Securities and Exchange Commission, or the SEC, to be included in the Company’s annual proxy statement.

Pursuant to its charter, the Audit Committee meets at least quarterly. The Audit Committee met five times during 2010. The Company does not limit the number of audit committees of other Companies on which its Audit Committee members can serve.

The members of the Audit Committee are Norman Creighton (chairman), Cathy Hendrickson and David Minella. Each of the above-listed Audit Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.

Our Board of Directors has determined that we have at least one audit committee financial expert, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), serving on our Audit Committee. Norman Creighton is the “audit committee financial expert” and is an independent member of our Board of Directors.

REPORT OF THE AUDIT COMMITTEE(1)

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are “independent” as required by applicable listing standards of the NYSE. The Audit Committee operates pursuant to a charter that was approved by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of the oversight of the Company’s financial reporting process, the Audit Committee has reviewed and discussed the audited financial statements with management, the internal auditors and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Finally, the Audit Committee has received written disclosures and the letter from the independent auditors, as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

THE AUDIT COMMITTEE

Norman Creighton (Chairman)

Cathy Hendrickson

David Minella

(1)	The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

EXECUTIVE SESSIONS

Under the NYSE listing company manual, our non-management directors are required to hold regular executive sessions. The chairperson of the executive sessions is Norman Creighton. Interested parties may communicate directly with the presiding director of the executive session or with the non-management directors as a group, by directing such written communication to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212.

PROCESS FOR SENDING COMMUNICATIONS TO THE BOARD OF DIRECTORS

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors or any individual director must mail a communication addressed to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212. Any such communication must state the number of shares of Common Stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom communication is directed unless the communication is clearly of a marketing nature or is inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

CODE OF ETHICS

Our Board of Directors has adopted a code of ethics that applies to our directors, officers and employees. A copy of the code of ethics is available on our website at www.kennedywilson.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 2008, Kennedy-Wilson, Inc. issued a convertible subordinated note with a principal amount of $30 million (the “Guardian Note”) to Guardian Life Insurance Company of America (“Guardian”). Thomas Sorell is the Executive Vice President and Chief Investment Officer of Guardian. The Guardian Note bore interest at a fixed rate of 7%, payable quarterly, and the outstanding principal was due on November 3, 2018. Following the consummation of our merger with Kennedy-Wilson, Inc., Guardian was provided with an option to convert, in whole or in part, the outstanding principal balance and accrued interest of the Guardian Note into shares of our Common Stock at a conversion price of $9.86 per share any time prior to May 3, 2017. At any time on or after the ninth anniversary of the original issue date of the note and prior to the due date, we had the ability to demand that Guardian convert the note in accordance with its terms. In addition, Guardian has from time to time entered into various loan and investment transactions involving Kennedy-Wilson, Inc. and its subsidiaries and affiliates relating to real estate investments.

In connection with the issuance of the Guardian Note, Guardian entered into a shareholders agreement (the “Shareholders Agreement”) with Kennedy-Wilson, Inc., William McMorrow, Mary Ricks and Freeman Lyle pursuant to which the parties agreed to appoint one person designated by Guardian as a member of the Board of Directors of Kennedy-Wilson, Inc. On October 8, 2009, Kennedy-Wilson, Inc. and Guardian entered into a letter agreement pursuant to which the parties agreed effective upon consummation of the merger with Kennedy-Wilson, Inc., to terminate the shareholders agreement subject to entering into a voting agreement to provide Guardian with the right to designate a director to our Board of Directors.

On July 26, 2010, the Company and Kennedy-Wilson, Inc. entered into an agreement with Guardian pursuant to which Kennedy-Wilson, Inc. purchased the Guardian Note from Guardian. The purchase price for the

Guardian Note was $32,550,000 plus accrued and unpaid interest. Upon the purchase of the Guardian Note, the Shareholders Agreement, and certain other agreements with Guardian, were terminated. In conjunction with the purchase of the Guardian Note, the Company purchased 1,000,000 shares of the Company’s Common Stock held by Guardian and Thomas Sorell, Guardian’s designee on the Company’s Board of Directors, resigned from the Board of Directors.

On May 21 and June 8, 2010, we issued an aggregate of 100,000 shares of Series A Preferred Stock to certain affiliates of Fairfax Financial Holdings Limited (“Fairfax”) for a purchase price of $1,000 per share or a total of $100,000,000. In addition, on August 11, 2010, we issued an aggregate of 32,550 shares of Series B Preferred Stock to certain affiliates of Fairfax for a purchase price of $1,000 per share or a total of $32,550,000. In connection with the offering of Series B Preferred Stock, Fairfax was given the right to designate one person to be elected to the Company’s Board of Directors. Mr. Zax is Fairfax’s Board Designee. In addition, Mr. Zax is Chairman and President of Zenith National Insurance Corp., a subsidiary of Fairfax. Zenith National Insurance Corp. purchased 10,000 shares of Series A Preferred Stock in the offering. Additionally, Fairfax and Kennedy-Wilson have formed a new joint venture platform in which Fairfax has committed $250 million of capital to be invested over a three-year period. As of December 31, 2010, Fairfax has contributed $132.3 million of capital to three joint ventures.

Kulik, Gottesman, Mouton & Siegel LLP received approximately $177,000 in legal fees for the year ended December 31, 2010. Kent Mouton, our director, is a partner with Kulik, Gottesman, Mouton & Siegel LLP and holds a 25% interest in the firm.

Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. received approximately $234,000 in income tax service fees for the year ended December 31, 2010. Jerry Solomon, our director, is a principal of Solomon, Winnett & Rosenfield, Certified Public Accountants, Inc. and holds a 20% interest in the firm.

All ongoing and future transactions between us and any director or member of our management team, or their respective affiliates, including financing, will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable than are available from unaffiliated third parties. Such transactions will require prior approval in each instance by our Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended December 31, 2010, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2010, we believe that, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner, except that Robert Hart, our officer, did not file in a timely manner three Form 4s with respect to seven transactions.

EXECUTIVE COMPENSATION

The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to Kennedy-Wilson, Inc. and its subsidiaries prior to, and Kennedy-Wilson Holdings, Inc. and its subsidiaries subsequent to, the closing of the merger between the Company and Kennedy-Wilson, Inc., which was consummated on November 13, 2009. “Prospect” refers to the Company prior to the merger.

Compensation Discussion and Analysis

I. NEOs

As required by SEC rules, the following compensation discussion explains compensation decisions with respect to those executive officers who constitute our “Named Executive Officers” (“NEOs”) under SEC rules. These rules provide that the NEOs are the principal executive officer, the principal financial officer, and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer. For 2010, our NEOs were the following (titles are those at year end):

• William J. McMorrow	Chairman and Chief Executive Officer

• Freeman A. Lyle	Executive Vice President and Chief Financial Officer

• Mary Ricks	Vice Chairman of Kennedy-Wilson, Inc. and CEO, KW Commercial Investment Group

• Robert E. Hart	President, KW Multi-Family Management Group

• Barry S. Schlesinger	Chief Administrative Officer

II. Executive Compensation Philosophy and Objectives

Our core compensation philosophy has been to pay our executive officers a competitive level of compensation that best reflects individual performance, overall responsibility to us, and our performance and the performance of our business units.

This philosophy was implemented for the NEOs through a combination of base salary, the opportunity to earn significant bonuses, long-term incentives and executive benefits. Our Compensation Committee (the “Committee”) determines the compensation of all of the NEOs. In this process it receives input as necessary and appropriate from Company management, including the Chief Executive Officer and the Chief Administrative Officer. The Committee has retained an independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook”) to advise it in connection with its responsibilities and during 2010 provided advice to the Committee with respect to the several executive compensation issues, including consulting with respect to long-term incentives, the structure of the annual bonus plan applicable to executive officers and related matters.

In connection with the implementation of its compensation philosophy, the Committee periodically evaluates the Company’s compensation practices in order to determine if the risks arising from such practices are reasonably likely to have a material adverse impact on the Company. As a result of this evaluation, the Committee concluded that the practices were not reasonably likely to have such an impact. In reaching this conclusion, the Committee considered the structure of the Company’s short and long-term incentive compensation plans (both of which will be described below) and noted, among other factors, the fact that restricted stock grants to senior executives tie a significant portion of compensation to the long-term success of the Company, and that the annual bonus plan is not mechanical in nature since, after the Committee has determined the overall size of any bonus pool, the portion of such pool allocated to an employee is based on both a quantitative and qualitative evaluation of that employee’s achievements.

III. Elements of Compensation

With respect to the Company’s NEOs, the three primary elements of compensation are base salary, annual bonuses and long-term incentives. As will be discussed below, long-term incentives became a significant element of executive compensation for our NEOs in 2009 in connection with Kennedy-Wilson, Inc.’s becoming a public company through its November 13, 2009 merger with Prospect Acquisition Corp. (which was then renamed Kennedy-Wilson Holdings, Inc.). In light of the significant grants of restricted stock issued in connection with the merger to the NEOs, the Committee’s compensation decision making in 2010 primarily focused on base pay and bonuses for the NEOs. Reflecting the Committee’s view that the Company’s real estate activities and its manner of operations are not readily comparable to other companies of a similar size in the real estate industry, in determining the overall amounts of compensation to be awarded the NEOs and the relative portion of compensation to be divided between base pay, bonus, and long-term incentives, the Committee does not adhere to a specific formula or utilize specific benchmarking or survey data. Thus, in 2010 the Committee set base pay levels based on the Committee’s conclusions as to what constituted appropriate levels of base pay taking into account the Committee’s conclusions as to competitive levels of base pay and a desire to set levels of base pay that were internally equitable. Similarly, as will be explained, in 2010 bonus levels were set by first determining an appropriate overall bonus pool for Company employees and then allocating that pool among the NEOs in a manner that reflected their relative levels of contribution.

A. Base Salary

Base salary is set to attract and retain executive talent taking into consideration competitive market conditions with respect to comparable companies. Base salary is determined by the level of the position within the Company and the individual’s current and sustained performance results. Base salary for all NEOs, is set by the Committee, taking into account input as appropriate from the Chief Executive Officer.

In determining the appropriate level of base salary for NEOs, a number of considerations may be taken into account. Historically, the following are some of the most important factors that have been considered: the number of employees supervised by the officer; the effort expended by the officer in soliciting and bringing new business or capital investments to his or her business unit; the extent to which the officer’s business unit generated new business or new capital; the travel demands placed upon the officer; and the extent to which the officer engaged in investor relation activities. While these factors are critical to our success, many of them cannot be evaluated quantitatively, so a portion of the evaluations by the Committee are subjective.

With respect to Messrs. McMorrow, Schlesinger, Hart, Lyle, and Ms. Ricks, salary adjustments were made effective January 1, 2008 by the Committee (with respect to Mr. McMorrow) and by Mr. McMorrow with respect to the other four executives. Mr. McMorrow’s salary was increased to $950,000. The salaries of Ms. Ricks, Mr. Schlesinger and Mr. Hart were each increased to $600,000 (effective January 1, 2008), and Mr. Lyle’s salary was increased to $450,000 (effective June 1, 2008).

Except for Ms. Ricks, the Chief Executive Officer did not recommend and the Committee did not consider any salary adjustments for these executives during 2009 or 2010. In addition, the Committee determined not to increase the CEO’s salary. The Committee concluded that increases in base salary were not appropriate for these NEOs in light of several factors, including its view as to what levels of base salary were competitive and the continued unsettled state of the real estate market. With regard to Ms. Ricks, the Committee determined in May 2010 that an adjustment to her salary to $750,000 was appropriate in light of the significant increase in her responsibilities since the January 1, 2008 salary adjustment, including Ms. Ricks’ heading of a substantial new group engaged in lending activities, her increased involvement with respect to the Company’s Japanese real estate activities and her increased responsibilities with respect to capital raising.

Mr. Schlesinger receives payment for his services as an independent contractor working through a loan out company. This is taken into account by increasing the payments otherwise due by an amount equal to the employer portion of the federal self-employment taxes that would be due on his payments if he were an employee.

B. Annual Bonus

Our Committee believes that annual bonuses should play a primary role in motivating executives to undertake efforts that provide increases in company value and that executive officers should be potentially eligible for bonuses that are a very significant percentage of base pay and, in the case of the most senior officers, may be a significant multiple of base pay. For years prior to 2010, the primary determinant of the bonus to be paid an NEO has been the financial performance of the business unit over which the NEO has responsibility (in the case of the Chief Executive Officer and the Chief Financial Officer, the primary determinant has been the financial performance of the Company as a whole). While the Committee continues to believe that the financial performance of an NEO’s business unit should continue to be a critical component of his or her bonus calculation, it also determined that overall Company performance should be factored into the bonus methodology for all NEOs. The Committee determined that overall company results would be used to determine the size of a bonus pool and the bonus pool would be allocated among all employees by taking into account their individual contributions and the success of their business units.

As the first step in implementing this concept, the Committee awarded performance units in March 2010 to the four NEOs who are subject to 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”) (performance units were not awarded to Mr. Lyle, who is not subject to section 162(m), because this section does not apply to a company’s chief financial officer). Section 162(m) generally limits the corporate compensation deduction for a covered employee to $1 million, with an exception for payments that are considered performance-based compensation. The performance units were structured to be performance-based compensation. The performance units awarded to the four NEOs entitled them to a specified percentage of a bonus pool based on Company income. Specifically, the bonus pool was based on adjusted EBITDA, which was defined as GAAP net income or loss prior to subtraction of the bonus pool, but then adjusted by (1) adding back/subtracting income tax expense/benefit, (2) adding back charges for stock-based compensation, non-cash charges for depreciation and amortization, and interest expense (including the Company’s share of unconsolidated amounts), and (3) excluding extraordinary items. The Company’s 8-K filing of March 31, 2010 contains the formula for computing the portion of the bonus pool potentially available as a bonus to Ms. Ricks and Messrs. McMorrow, Schlesinger and Hart. The award agreements provide that the Committee retained complete discretion to decrease the bonus awarded to each participant to such lesser number as it considered appropriate.

In March 2011, the Committee met to review Company performance, compute the final size of the bonus pool and determine bonuses for the NEOs and other corporate employees. It was determined that the final pool would be based on 20% of adjusted EBITDA. Adjusted EBITDA was computed as net income before bonus, adjusted by adding back merger related expenses, non-cash loss on debt extinguishment, income taxes, depreciation and amortization, and stock based compensation. The Committee then determined the portion of this pool to be paid the NEOs. In the case of an NEOs with performance units, the bonus amount payable pursuant to the original terms of the performance unit was reduced to be equal to the amount finally determined by the Committee. In deciding upon the amount of bonuses to be paid each NEO, the Committee did not focus on one particular factor, but, consistent with the rationale for using an overall bonus pool, initially focused on overall Company performance and then evaluated each NEO’s contribution to that performance. In this regard, the Committee determined that 2010 was a very successful year for the Company. Particular factors that the Committee took into account in this regard with respect to 2010 performance were: the Company’s strengthened balance sheet; the Company’s improved operating metrics; the Company’s success in 2010 in raising capital and its robust acquisition program; the significant expansion and high occupancy rates with respect to the Company’s multifamily platform; reductions in the cost of debt and successful access to debt financing; and significant expansion of the Company’s service businesses. Based on these factors and the Committee’s qualitative evaluation of the NEO’s contributions to these factors, as well as their individual performance and, where applicable, the performance of their business units, the Committee awarded the following bonuses: Mr. McMorrow—$2.5 million; Ms. Ricks—$2.0 million; Mr. Hart—$900,000; Mr. Schlesinger—$850,000; and Mr. Lyle—$125,000.

C. Bonus Arrangements for 2011

In March 2011, the Committee met to consider bonus arrangements for the NEOs for 2011. While no final decisions have been made, the Committee’s current thinking is that the overall maximum bonus payable to an NEO should again be based upon overall Company financial performance, subject to the Committee’s complete discretion to make individual downward adjustments to the maximum bonus to reflect individual performance, performance of the executive’s bonus unit, and other appropriate factors. In order to implement this concept and to ensure that bonuses to NEOs would be deductible as performance-based compensation under section 162(m) of the Tax Code, certain NEOs were awarded performance units in March 2011, the value of which will be dependent on the overall adjusted Company EBITDA for 2011.

D. Long-Term Incentive Compensation

Restricted Stock. With the exceptions set forth in the next paragraph, the source of long-term incentives for the NEOs continues to be the substantial grants of restricted stock they received upon the closing of the merger. At that time, Mr. McMorrow and Ms. Ricks were each granted 556,875 restricted shares and Mr. Lyle, Mr. Schlesinger and Mr. Hart were each granted 77,344 restricted shares. Under the terms of the restricted stock award agreements, the restricted shares are scheduled to vest in equal installments over a five year period from the date of grant if on each vesting date: (i) the total acquisition cost of assets owned or managed on behalf of third parties by the Company (Gross Assets Under Management) meets certain targets as of such vesting date and (ii) the grantee is an employee of the Company or its subsidiaries, as of such vesting date (or, in the case of an independent contractor, the grantee continues to provide services). The agreements further provide that, if the awardee remains employed until a vesting date, but the Gross Assets Under Management target is not met, the shares shall nevertheless become vested if the Gross Assets Under Management target is met as of a subsequent vesting date. Also, the agreements further provide that the Gross Assets Under Management target may be increased and additional vesting requirements may be provided for annually in the Company’s sole discretion upon written notice to the Awardee.

Vesting Date of Restricted Shares Granted as of November 13, 2009	Target Gross Assets Under Management
November 13, 2010	$3.00 billion
November 13, 2011	$3.30 billion
November 13, 2012	$3.63 billion
November 13, 2013	$3.99 billion
November 13, 2014	$4.39 billion

Notwithstanding the foregoing, if the engagement of a grantee that is an employee or consultant of the Company or its subsidiaries is terminated by the Company or its subsidiaries without cause (as defined in the award agreements) or by the grantee for “Good Reason”, the requirement that the grantee be engaged by the Company or its subsidiaries as of each vesting date shall no longer apply going forward, so that, assuming the target Gross Assets Under Management is met as of a particular vesting date, all restricted shares subject to vesting as of such vesting date shall thereupon become fully vested. As used herein, “Good Reason” means the voluntary termination of the engagement of the grantee with the Company or its subsidiaries within 6 months of the Company or the Company’s subsidiaries: (1) instructing the grantee to provide services full-time or substantially full-time at any location not acceptable to the grantee (other than the Company’s main headquarters) that is more than 50 miles from the grantee’s principal place of work and more than 50 miles from the grantee’s principal residence; (2) eliminating or materially reducing the grantee’s duties with the Company or the Company’s subsidiaries or (3) materially reducing the grantee’s base pay (or base compensation). In addition, in the event of a “Change of Control” as defined in the 2009 Equity Participation Plan, any unvested restricted shares of Common Stock that have not previously been forfeited will become vested, subject to certain limitations.

In general, the Committee concluded that, given the magnitude of the 2009 restricted stock awards and their multi-year vesting award, further long-term incentive grants were not necessary in 2010. There were two exceptions. In connection with Mr. Schlesinger’s becoming the Chief Administrative Officer of the Company in 2010 (in addition to his continuing to be primarily responsible for the portfolio management activities of the Commercial Investment Group), the Committee determined in March 2010 that an additional grant of 50,000 shares of restricted stock was appropriate. In addition, Mr. Hart was granted an additional 8,000 shares of restricted shares in May 2010 due to the success of the Mercury transaction for which he was responsible for sourcing and closing, his contribution to KW Multi-Family Management Group, LLC and his efforts in capital raising for the Company.

Long-Term Cash Incentives. In connection with the merger, in 2009 the Committee amended Mr. McMorrow’s and Ms. Ricks’ employment agreements to make certain long-term cash incentives available, contingent upon the consummation of the merger. The decisions to make these incentives available took into account several factors, including the primary roles they played in negotiating the terms of the merger and the merger agreement and the amendments to their agreements, eliminating their rights to receive cash lump sum payments otherwise due upon a change in control. These amendments entitled them to receive $2.425 million and $1.0 million, respectively, on April 1, 2010, provided that the Company’s assets under management were at least $3.0 billion as of March 31, 2010 and the executive remained employed through such date. This performance target was met and these awards have been paid.

E. Other Executive Benefits

NEOs are entitled to employee benefits generally available to all full time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. We believe these benefits are generally competitive with those offered by similar companies in the markets in which we operate.

The Company’s employees, including the NEOs participate in a tax-qualified 401(k) plan, pursuant to which the Company may match a certain portion of employee contributions. The Company may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $1,500 for any participant.

The Chief Executive Officer receives certain additional benefits, which includes a car allowance of $18,000 and the use of certain club memberships that are maintained by the Company for business purposes only. Further details regarding these benefits are contained in the summary compensation table and accompanying footnotes. These benefits are provided because the Committee has concluded that they are generally competitive with those provided to comparable executives or provide benefits to the Company which are appropriate in light of their cost.

F. Employment Agreements

During 2010, the Company was a party to employment agreements with certain NEOs. Additional information regarding the employment agreements of the NEOs may be found under the subheadings below “Termination and Change in Control Benefits.”

Mr. McMorrow. As amended effective February 1, 2009, the employment agreement in effect with Mr. McMorrow generally provides for base salary of $950,000, a bonus at the sole discretion of the Committee, and insurance coverages and other benefits generally available to officers. In addition, it provides for entrance fees and monthly dues for two country clubs, $13,989 of dues which were paid in 2010 for one club in the U.S. and no dues were paid in 2010 for one club in Japan. The term of Mr. McMorrow’s agreement extends through December 31, 2019. Mr. McMorrow received a $2.0 million signing bonus in connection with the execution of this agreement. In connection with the merger, Mr. McMorrow’s employment agreement was amended to provide for cash payments on October 15, 2009, April 1, 2010, and January 1, 2011 (this last payment of $4.25 million was subsequently voluntarily waived). It also provided for a note forgiveness that occurred in 2009 and for the grant of 556,875 restricted shares upon the terms and conditions set forth above. The amendments further provided for the removal of certain benefits in the event of a change in control, the addition of certain severance benefits if the executive resigns on account of a change in location or a material reduction in duties, a reduction in the amount of payments or benefits payable or provided to him under his employment agreement or otherwise to ensure that no payment or benefit is subject to the excise tax imposed by Section 4999 of the Tax Code (certain golden parachute payments) which reduction may, in certain circumstances, result in the repayment of certain previously paid amounts (plus earnings) to the Company, and to achieve compliance with Section 409A of the Tax Code.

Ms. Ricks. Ms. Ricks entered into an employment agreement with Kennedy-Wilson, Inc. effective February 1, 2009. The agreement extends through January 31, 2014. The employment agreement provides for base salary of $600,000, a bonus at the sole discretion of the Committee, and other benefits generally available to its employees. Ms. Ricks received a $1.0 million signing bonus in connection with the execution of this agreement. In connection with the merger, Ms. Ricks’ employment agreement was amended to provide for cash payments on October 15, 2009, April 1, 2010 and January 1, 2011 (this last payment of $1.0 million was subsequently voluntarily waived). It further provided for the grant of 556,875 restricted shares upon the terms and conditions set forth above. The amendments further provided for the removal of certain benefits in the event of a change in control, the addition of certain severance benefits if the executive resigns on account of a change in location or a material reduction in duties, a reduction in the amount of payments or benefits payable or provided to her under her employment agreement or otherwise to ensure that no payment or benefit is subject to the excise tax imposed by Section 4999 of the Tax Code (certain golden parachute payments) which reduction may, in certain circumstances, result in the repayment of certain previously paid amounts (plus earnings) to the Company, and to achieve compliance with Section 409A of the Tax Code.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	Norman Creighton, Chairman
Cathy Hendrickson
David Minella
Members of the
Compensation
Committee

Notwithstanding anything to the contrary set forth in any Company filings under the Securities Act or the Exchange Act that incorporate other filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee was established on November 13, 2009 and consists of Norman Creighton (Chairman), Cathy Hendrickson and David Minella. Mr. Minella served as the Company’s Chief Executive Officer and Chairman prior to the consummation of the merger between our wholly owned subsidiary and Kennedy-Wilson, Inc. on November 13, 2009. No other member of the Compensation Committee is (or ever was) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

Compensation Polices and Practices As They Relate to the Company’s Risk Management

The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

2010 Executive Compensation Information

2010 Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)			Option Awards(1)		Non- Equity Incentive Plan Compensation			Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation			Total
William J. McMorrow Chairman and Chief Executive Officer	2010 2009 2008	$ $ $	950,000 950,000 950,000	$ $ $	— 6,850,000 —	$ $ $	— 2,490,094 —	(2)	$ $ $	— 2,173,500 —	$ $ $	4,925,000 — —	(8)	$ $ $	— — —	$ $ $	19,500 4,600,080 18,000	(3) (3) (3)	$ $ $	5,894,500 17,063,674 968,000

Freeman A. Lyle Executive Vice President and Chief Financial Officer	2010 2009 2008	$ $ $	450,000 450,000 410,417	$ $ $	125,000 115,000 —	$ $ $	— 360,632 —	(2)	$ $ $	— 289,800 —	$ $ $	— — —		$ $ $	— — —	$ $ $	1,500 41,500 —	(4) (4)	$ $ $	576,500 1,256,932 410,417

Mary Ricks Vice Chairman of Kennedy-Wilson, Inc. and CEO, KW Commercial Investment Group	2010 2009 2008	$ $ $	690,625 600,000 600,000	$ $ $	— 3,000,000 —	$ $ $	— 2,490,094 —	(2)	$ $ $	— 2,173,500 —	$ $ $	3,000,000 — —	(9)	$ $ $	— — —	$ $ $	— 300,750 —	(5)	$ $ $	3,690,625 8,564,344 600,000

Robert E. Hart President, KW Multi-Family Management Group	2010 2009 2008	$ $ $	600,000 600,000 600,000	$ $ $	— 175,000 —	$ $ $	91,120 — —	(2)	$ $ $	— 1,449,000 —	$ $ $	900,000 — —		$ $ $	— — —	$ $ $	1,500 206,804 —	(6) (6)	$ $ $	1,592,620 2,430,804 600,000

Barry S. Schlesinger Chief Administrative Officer	2010 2009 2008	$ $ $	615,024 615,024 615,024	$ $ $	— 299,463 205,616	$ $ $	507,500 — —	(2)	$ $ $	— 601,335 —	$ $ $	850,000 — —		$ $ $	— — —	$ $ $	— 83,000 —	(7)	$ $ $	1,972,524 1,598,822 820,640

(1)	The amounts in this column reflect the aggregate grant date fair value of each restricted stock or option award computed in accordance with FASB ASC Topic 718. Information regarding the valuation assumptions used in the calculations are included in Note 2 to the Company’s financial statements for the fiscal year ended December 31, 2010 contained in the Company’s Annual Report on Form 10-K. For additional information on these awards, see “Grant of Plan-Based Awards Table” and “Compensation Discussion and Analysis.”
(2)	The amount of the stock award was calculated by taking the incremental value of the grant date fair value of the restricted stock award less the fair value of the option award on the date of modification. The share price on the date of modification for the restricted stock award was $9.25 per share. The fair value of the option award on the date of modification was calculated using the Black-Scholes-Merton option pricing model. The option pricing model inputs used to determine the fair value were an expected stock option term of 6.29 years, expected volatility of 41.9%, expected risk free rate of 2.95% and no expected dividends.
(3)	Includes $18,000 in car allowance payments in 2008, 2009 and 2010, $1,500 in Company contributions to Mr. McMorrow’s account in the Company’s tax qualified 401(k) savings plan for 2009 and 2010. Also included for 2009 is $3,454,972 of note forgiveness and the related accrued interest of $763,539, $62,068 of payroll taxes related to the note forgiveness and $300,000 related to the cancellation of stock option awards. Kennedy-Wilson maintains two corporate club memberships, one in the U.S. and one in Japan, that are made available to the Chief Executive Officer. Since all use during 2008, 2009 and 2010 was business use, accordingly no amount is recorded as “All Other Compensation” with respect to these memberships.
(4)	Consists of $1,500 in Company contributions to Mr. Lyle’s account in the Company’s tax qualified 401(k) savings plan for 2009 and 2010 and $40,000 related to the cancellation of stock option awards in 2009.
(5)	Consists of $750 in Company contributions to Ms. Rick’s account in the Company’s tax qualified 401(k) savings plan for 2009 and $300,000 related to the cancellation of stock option awards.
(6)	Consists of $1,500 in Company contributions to Mr. Hart’s account in the Company’s tax qualified 401(k) savings plan for 2009 and 2010 and $200,000 related to the cancellation of stock option awards and $5,304 in commissions in 2009.
(7)	Consists of $83,000 related to the cancellation of stock option awards.
(8)	Consists of $2.45 million for merger-related long-term cash incentive and $2.5 million in performance unit bonus.
(9)	Consists of $1.0 million for merger-related long-term cash incentive and $2.0 million in performance unit bonus.

GRANTS OF PLAN BASED AWARDS

The following table provides information about plan based awards granted to NEOs for 2010: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which is discussed in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation—Annual Bonus”; (3) the number of shares of restricted stock grants in 2010, which is discussed in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation—Restricted Stock”; and (4) the fair value of each equity award computed under FASB ASC Topic 718 as of the grant date.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Grant Date	Threshold ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) Target ($)	Maximum ($)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards ($)(3)
					Threshold (#)	Target (#)	Maximum (#)
William J. McMorrow	03/31/10	—	—	$10,000,000	—	—	—		—
Mary Ricks	03/31/10	—	—	$10,000,000	—	—	—		—
Robert E. Hart	03/31/10 05/10/10	— —	— —	$10,000,000 —	— —	— 8,000	— —	$	— 91,120
Barry S. Schlesinger	03/31/10 03/25/10	— —	— —	$10,000,000 —	— —	— 50,000	— —	$	— 507,500

(1)	The amounts in column (e) reflect the maximum amount payable with respect to performance units awarded under the Company’s bonus plan for 2010. Our Compensation Committee retained and exercised negative discretion to award less than this amount even if the performance goals were met. Actual amounts paid to each participating named executive officer for 2010 are set forth in column “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	These columns show the potential number of shares of the payout if the performance target is satisfied. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” for a description of the performance targets.
(3)	This column shows the full grant date fair value of restricted stock awards under FASB ASC Topic 718 granted to the named executive officers during 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our NEOs at December 31, 2010.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William J. McMorrow	—	—	445,500	$4,450,545
Freeman A. Lyle	—	—	61,875	$618,131
Mary Ricks	—	—	445,500	$4,450,545
Robert E. Hart	—	—	69,875	$698,051
Barry S. Schlesinger	—	—	111,875	$1,117,631

(1)	For a description of the restricted stock held by our NEOs on December 31, 2010, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation—Restricted Stock”. The restricted stock was granted under our 2009 Equity Participation Plan.
(2)	Value is based on the closing price of our Common Stock of $9.99 on December 31, 2010, as reported on the NYSE.

OPTION EXERCISES AND STOCK VESTED

The following table set forth the vesting of restricted stock awards held by our NEOs for the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William J. McMorrow	—	—	111,375	$1,118,205
Freeman A. Lyle	—	—	15,469	$155,309
Mary Ricks	—	—	111,375	$1,118,25
Robert E. Hart	—	—	15,469	$155,309
Barry S. Schlesinger	—	—	15,469	$155,309

Termination and Change in Control Benefits

This section quantifies the additional amounts that would be payable to the NEOs in the event of their termination or a change in control as of December 31, 2010. For this purpose, the closing stock price of $9.99 on that date has been used.

The restricted stock agreements applicable to all the NEOs provide that, in the event of a change in control, as defined in the 2009 Equity Participation Plan, the restricted shares become immediately vested. If an awardee is fired without cause or quits for good reason, the continued employment requirement with respect to the restricted shares is waived, but the Gross Assets Under Management target must continue to be satisfied.

Mr. McMorrow

Mr. McMorrow’s employment agreement provides that, in the event his employment with the Company is terminated: (i) by the Company without cause; (ii) due to death or disability; or (iii) by Mr. McMorrow with cause, he will receive basic salary and benefit continuation (as described under the employment agreement) throughout the remaining term of the agreement. If Mr. McMorrow’s employment is terminated by the Company with cause or by Mr. McMorrow without cause, he will receive compensation earned to the date of termination.

Ms. Ricks

Pursuant to her employment agreement, if Ms. Ricks is terminated without cause, she will be entitled to base salary and benefit continuation (as described under the employment agreement) through the remainder of the term of her agreement.

The table below sets forth estimated payments with respect to Mr. McMorrow and Ms. Ricks upon the termination of employment with the Company under various circumstances and upon a change in control. The amounts in the table assume that, in the case of accelerated vesting with respect to the restricted stock granted these individuals and the cash performance awards granted Mr. McMorrow and Ms. Ricks, any applicable performance contingencies will be subsequently satisfied.

	Involuntary For Cause or Without Good Reason	Involuntary Without Cause or For Good Reason	Death/ Disability	CIC Only (No Termination)	Involuntary Without Cause or For Good Reason In Connection With CIC
McMorrow
Cash Severance	$—	$8,550,000	$8,550,000	$—	$8,550,000
Equity Award Acceleration	—	4,450,545	—	4,450,545	4,450,545
Continued Benefits	—	207,900	207,900	—	207,900
280G Cutback(1)	N/A	N/A	N/A	—	—

Total	$—	$13,208,445	$8,757,900	$4,450,545	$13,200,445

Ricks
Cash Severance	$—	$2,312,500	$—	$—	$2,312,500
Equity Award Acceleration	—	4,450,545	—	4,450,545	4,450,545
Continued Benefits	—	15,600	—	—	15,600
280G Cutback(1)	N/A	N/A	N/A	—	—

Total	$—	$6,778,645	$—	$4,450,545	$6,778,645

(1)	The employment agreements of these executives provide that, in the event that CIC benefits would trigger the excise tax under Section 4999 of the Code, benefits are to be cut back to $1 below the tax threshold. This row reflects any necessary cutbacks in benefits.

Mr. Lyle, Mr. Hart and Mr. Schlesinger

As of December 31, 2010, neither Messrs. Lyle, Hart nor Schlesinger was subject to an employment agreement. Accordingly, the only payments to which Mr. Lyle would be entitled is $618,131, the value attributable to the accelerated vesting of the remaining 61,875 restricted shares that have been issued to him, $698,051 to Mr. Hart, the value attributable to the accelerated vesting of the remaining 69,875 restricted shares that have been issued to him and $1,117,631 to Mr. Schlesinger, the value attributable to the accelerated vesting of the remaining 111,875 restricted shares that have been issued to him. The acceleration of the vesting of the restricted stock grants occurs under the circumstances and subject to the conditions set forth in the second paragraph of this section.

Director Compensation

Each non-employee director, other than Thomas Sorrell, received a fee of $25,000 per year, $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended. The following table provides compensation information for the fiscal year ended December 31, 2010 for each non-employee member of our Board of Directors:

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
David Minella	$36,000	$—	$—	$—	$—	$36,000
Kent Mouton	$35,500	$—	$—	$—	$—	$35,500
Jerry Solomon	$33,000	$—	$—	$—	$—	$33,000
Norman Creighton	$38,500	$—	$—	$—	$—	$38,500
Cathy Hendrickson	$37,500	$—	$—	$—	$—	$37,500
Thomas Sorrell	$—	$—	$—	$—	$—	$—
Stanley Zax(2)	$11,680	$—	$—	$—	$—	$11,680

(1)	Mr. McMorrow receives no compensation for his service as a director.
(2)	Mr. Zax became a director on August 26, 2010.

REQUIRED VOTE

Election of the directors requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum exists.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

THE TWO NOMINEES FOR DIRECTOR SET FORTH HEREIN.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs, as disclosed in the section entitled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosures in this Proxy Statement. Accordingly, the following resolution will be submitted for a stockholder vote at the 2011 Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the section entitled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure in the Proxy Statement for this Annual Meeting.”

As described in the section entitled “Compensation Discussion and Analysis,” our executive compensation philosophy is intended to pay our executive officers a competitive level of compensation that best reflects individual performance, overall responsibility to us, and our performance and the performance of our business units. As a result, a key component of executive compensation is bonuses which are contingent upon performance. In periods where we experienced improvements in financial performance higher bonuses were paid and in periods where we experienced declines, much lower bonuses or no bonuses were paid. We believe that this heavily incentive based compensatory structure aligns the efforts of our executive officers with our business objectives and the interests of our stockholders. In addition, to avoid an overemphasis on short term financial performance, we pay our executives long-term incentive compensation to promote the achievement of the long term goals and interests of our Company and stockholders.

We believe that the elements of our executive compensation program provide a well-proportioned mix of security-oriented compensation, at-risk or performance-based compensation, and retention-based compensation that produces short-term and long-term incentives and rewards. The Company believes this compensation mix provides the NEOs a measure of security as to the minimum levels of compensation they are eligible to receive, while motivating the NEOs to focus on the business measures that will produce a high level of performance for the Company, as well as reducing the risk of recruitment of highly qualified executive talent by our competitors. The mix of annual incentives and equity-based awards likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

This vote is merely advisory and will not be binding upon the Company or the Board of Directors. However, the Board of Directors values constructive dialogue on executive compensation and other important governance topics with the Company’s stockholders and encourages all stockholders to vote on this matter.

REQUIRED VOTE

To be approved, the compensation of the Company’s NEOs requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING

THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to cast a non-binding, advisory vote on whether a non-binding stockholder resolution to approve the compensation of the Company’s NEOs should occur every one, two or three years. The Board of Directors recommends that stockholders vote to hold an advisory vote on executive compensation every three years, or a triennial vote.

As described in the section entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate executives to achieve both short-term and long-term corporate goals that enhance stockholder value. To facilitate the creation of long-term, sustainable stockholder value, certain of our compensation awards are contingent upon successful completion of multi-year service periods. A triennial vote will provide stockholders the ability to evaluate our compensation program over a time period similar to the periods associated with certain of our compensation awards, allowing them to compare the Company’s compensation program to the long-term performance of the Company.

The Compensation Committee would similarly benefit from this longer time period between advisory votes. Three years will give the Compensation Committee sufficient time to fully analyze the Company’s compensation program (as compared to the Company’s performance over that same period) and to implement necessary changes. In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed. The greater time period between votes will also allow the Compensation Committee to consider various factors that impact the Company’s financial performance, stockholder sentiments and executive pay on a long-term basis. The Board of Directors believes anything less than a triennial vote will yield a short-term mindset and detract from the long-term interests and goals of the Company.

Although this advisory vote on the frequency of the advisory vote on the compensation of the Company’s NEOs is non-binding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

REQUIRED VOTE

The frequency of an advisory vote to approve the compensation of the Company’s NEOs will be determined by a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum exists.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE THAT THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BE INCLUDED IN THE COMPANY’S PROXY STATEMENT EVERY THREE YEARS.

PROPOSAL 4

APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF SERIES B PREFERRED STOCK IN ACCORDANCE WITH APPLICABLE NEW YORK STOCK EXCHANGE RULES

On August 11, 2010, we issued an aggregate of 32,550 shares of Series B Preferred Stock to certain affiliates of Fairfax Financial Holdings Limited for a purchase price of $1,000 per share. Cumulative dividends on the Series B Preferred Stock accrue at an annual rate of $64.52 per share. The dividends are payable quarterly in arrears. Currently, the holders of the Series B Preferred Stock do not have any voting or management rights. The Series B Preferred Stock is not redeemable by us.

Each share of Series B Preferred Stock is convertible into shares of Common Stock at the holder’s option at any time prior to November 3, 2018. At any time on or after May 3, 2017 and prior to November 3, 2018, the Company has the option to convert all or part of the outstanding shares of Series B Preferred Stock into shares of Common Stock. On November 3, 2018, each outstanding share of Series B Preferred Stock will automatically be converted into shares of Common Stock. Each share of Series B Preferred Stock is convertible into approximately 93 shares of Common Stock, subject to adjustment upon the occurrence of certain events.

NYSE Stockholder Approval Requirements

Since our Common Stock is listed on the NYSE, we are subject to NYSE rules and regulations, including NYSE Listed Company Manual Sections 312.03(b) and 312.03(c).

Subject to certain limited exceptions, Section 312.03(b) requires stockholder approval prior to the issuance of Common Stock, or securities convertible into or exercisable for Common Stock, in any transaction or series of related transactions to substantial security holders or affiliates or other closely-related persons of a director of the Company.

In addition, subject to certain limited exceptions, Section 312.03(c) requires stockholder approval prior to the issuance of Common Stock, or securities convertible into or exercisable for Common Stock, in any transaction or series of related transactions if (i) the Common Stock has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of Common Stock or securities convertible into or exercisable for Common Stock, or (ii) the number of shares of Common Stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the Common Stock or securities convertible into or exercisable for Common Stock.

In addition to the Series B Preferred Stock, certain affiliates of Fairfax Financial Holdings Limited own 100,000 shares of Series A Preferred Stock. The Series A Preferred Stock and the Series B Preferred Stock are convertible into an aggregate of 11,100,074 shares of our Common Stock (approximately 21.6% of the outstanding shares of our Common Stock), subject to adjustment under certain circumstances. In addition, one of our directors, Stanley R. Zax, is Chairman and President of Zenith National Insurance Corp., a subsidiary of Fairfax Financial Holdings. Zenith National Insurance Corp. holds 10,000 shares of Series A Preferred Stock.

In connection with the sale and issuance of the Series B Preferred Stock, we agreed to include a proposal in this proxy statement to authorize the additional issuance of Common Stock upon conversion of the Series B Preferred Stock in accordance with the requirements of Section 312.03 of the NYSE Listed Company Manual. The Company has included this proposal to approve the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock in accordance with Sections 312.03(b) and 312.03(c) of the NYSE Listed Company Manual.

If our stockholders do not approve this proposal, until the date such stockholder approval is obtained, the dividend rate of the Series B Preferred Stock will be increased by 14% per annum. Currently, the dividend rate is 6.452% per annum.

Interest of Certain Persons in Matters to Be Acted Upon

As noted above, our director, Stanley R. Zax, is Chairman and President of Zenith National Insurance Corp., a subsidiary of Fairfax Financial Holdings. Zenith National Insurance Corp. holds 10,000 shares of Series A Preferred Stock.

REQUIRED VOTE

The rules of the NYSE require that this proposal be approved by our stockholders representing a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent 50% of the outstanding shares of our Common Stock entitled to vote on the proposal). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF SERIES B PREFERRED STOCK IN ACCORDANCE WITH APPLICABLE NEW YORK STOCK EXCHANGE RULES

PROPOSAL 5

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT PUBLIC ACCOUNTANTS

On December 15, 2009, McGladrey & Pullen, LLP (“M&P”) was replaced by KPMG, LLP (the independent registered public accounting firm of Kennedy-Wilson, Inc.) as the independent registered public accounting firm of Kennedy-Wilson Holdings, Inc. by the Board of Directors.

The report issued by M&P on the financial statements of the Company for the period from inception in July 2007 through December 31, 2007, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle. The report issued by M&P on the financial statements of the Company for the fiscal year ended December 31, 2008, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle, except that such report was modified by the inclusion of an explanatory paragraph indicating that there was substantial doubt about the Company’s ability to continue as a going concern as a result of the Company’s mandatory liquidation on November 14, 2009 in the event a business combination was not consummated.

The decision to change accountants was approved by the Audit Committee of the Company.

From the Company’s inception in July 2007 through the date of replacement, there were no disagreements between the Company and M&P on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of M&P would have caused them to make reference thereto in their reports on the financial statements for such period.

There were no “reportable events” as that term is used in Item 304(a)(1)(v) of Regulation S-K occurring during the period beginning on the Company’s inception in July 2007 and ending on September 30, 2009.

On December 15, 2009, the Company retained KPMG LLP (“KPMG”), as its new independent registered public accounting firm. The Company engaged KPMG to audit the Company’s financial statements for the year ending December 31, 2009. From inception in July 2007 through the date of engagement, neither the Company nor anyone on the Company’s behalf had consulted with KPMG regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement as that term is used in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is used in Item 304(a)(1)(v).

The Company provided M&P with a copy of the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2009, which disclosed the above information regarding the replacement of M&P. The Company requested that M&P furnish it with a letter addressed to the SEC stating whether or not it agreed with the statements in the Current Report. M&P furnished the Company with a letter dated December 15, 2009 addressed to the SEC stating that it agreed with the Company’s statements in Item 4.01 of the Current Report.

A representative from KPMG is expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if such representative desires to do so.

Fees of Independent Auditor

Audit Fees

The following sets forth fees billed for the audit and other services provided by M&P for fiscal year 2009:

Fee Category	Fiscal 2009 Fees
Audit fees(1)	$33,559
Audit-related fees(2)	42,454
Tax fees(3)	7,050
All other fees(4)	128,850

$211,913

(1)	Audit fees consist of fees for the audit of our year end financial statements and for the review of the interim financial statement included in our Quarterly Report on Form 10-Q.
(2)	Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements included in our Registration Statement on Form S-4 and not reported as audit fees.
(3)	Tax fees consist of fees for professional services for tax return preparation, tax compliance, tax advice and/or tax planning. These tax services were provided by RSM McGladrey, an affiliate of M&P.
(4)	All other fees consist of fees for due diligence work related to the merger provided by M&P other than audit fees, audit related fees or tax fees.

The following sets forth fees billed for the audit and other services provided by KPMG for fiscal years 2009 and 2010:

Fee Category	Fiscal 2009 Fees	Fiscal 2010 Fees
Audit fees(1)	$741,714	$1,340,600
Audit-related fees(2)	600,280	26,300
Tax fees(3)	—	—
All other fees(4)	—	—

	$1,341,994	$1,366,900

(1)	Audit fees consist of fees for the audit of our year end financial statements and for the review of the interim financial statement included in our Quarterly Report on Form 10-Q, statutory audits, consents and assistance with and review of registration statements filed with the SEC. In addition, audit fees include those fees related to KPMG’s audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act.
(2)	Audit-related fees for 2009 consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements included in our Registration Statement on Form S-4 and not reported as audit fees. Audit-related fees for 2010 consists of accounting consultations related to U.S. Generally Accepted Accounting Principles, or GAAP, and the application of GAAP to proposed transactions.
(3)	Tax fees consist of fees for professional services for tax compliance, tax advice and/or tax planning.
(4)	All other fees consist of fees for products and services provided by KPMG other than audit fees, audit related fees or tax fees.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All services described under the caption Fees of Independent Accountants were pre-approved.

REQUIRED VOTE

Ratification of the appointment of KPMG as the independent public accountant of the Company requires affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting, provided a quorum exists.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the Exchange Act, a stockholder who wishes to make a proposal for inclusion in the Company’s proxy statement and form of proxy for our Annual Meeting of Stockholders that will be held in 2012 must submit such proposal to the Company no later than December 31, 2011; provided, however, that in the event the 2011 Annual Meeting is held more than 30 days prior to or after June 23, 2012, then the deadline to submit the proposal is a reasonable time before the Company begins to print and send its proxy materials.

In order for a stockholder to submit its own proposal to be considered at the 2012 Annual Meeting, such stockholder must submit the proposal to the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the meeting; provided, however, that in the event that less than 90 days notice or prior public disclosure of the date of the 2012 Annual Meeting is given or made to the stockholders, then the deadline to submit the proposal will be no later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

In order to be valid, a stockholder’s proposal must set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder.

GENERAL

Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this proxy statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. For further information regarding us, we refer you to such reports and information which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is www.sec.gov.

Our corporate website is www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 29, 2011. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.

By Order of the Board of Directors

/s/ WILLIAM MCMORROW
William McMorrow Chairman of the Board of Directors

April 29, 2011

KENNEDY-WILSON HOLDINGS, INC.

9701 Wilshire Boulevard, Suite 700

Beverly Hills, California 90212

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William McMorrow and Freeman Lyle, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of Common Stock of Kennedy-Wilson Holdings, Inc. (the “Company”) held of record by the undersigned on April 25, 2011 at the Annual Meeting of Stockholders to be held at the Montage Beverly Hills, 225 North Canon Drive, Beverly Hills, California on June 23, 2011 at 9:00 a.m. or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

The Board recommends a vote FOR each of the proposals. If any other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the judgment of the proxy holder(s).

To obtain directions to attend the Annual Meeting and vote in person, please contact Christina Cha at (310) 887-6294.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on June 23, 2011

Our Annual Report to Stockholders and the Proxy Statement

Are Available at www.kennedywilson.com/investor-relations.

(Continued and To Be Signed on the Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS OF

KENNEDY-WILSON HOLDINGS, INC.

June 23, 2011

Please sign, date and mail

your proxy card in the envelope provided as soon as possible.

*Please detach along perforated line and mail in the envelope provided*

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, “FOR” THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT EVERY THREE YEARS, AND “FOR” PROPOSALS NO. 2, 4 AND 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS			2.	PROPOSAL NO. 2

			Nominees:	Advisory vote on executive compensation		For	Against	Abstain
☐	FOR ALL NOMINEES	O	Jerry Solomon			☐	☐	☐
		O	David A. Minella

☐	WITHHOLD AUTHORITY
	FOR ALL NOMINEES			3.	PROPOSAL NO. 3
					Advisory vote on frequency of advisory vote on executive compensation – to occur every	1 year	2 years	3 years
☐	FOR ALL EXCEPT					☐	☐	☐

(see instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.				4.	PROPOSAL NO. 4
					Issuance of shares of Common Stock upon conversion of Series B Preferred Stock	For	Against	Abstain
						☐	☐	☐

				5.	PROPOSAL NO. 5

					KPMG LLP as the Independent Registered Public Accounting Firm	For	Against	Abstain
						☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered
name(s) on the account may not be submitted via this method. ☐					PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder:                               Date:                              Signature of  Stockholder                              Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.